Exhibit 107
Calculation of Filing Fee Tables
S-4
(Form Type)

COURSERA, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be carried Forward
Newly Registered Securities
Fees to be Paid	(1)	Equity	Common Stock, $0.00001 par value per share	457(c) and 457(f)(1)	141,814,711		$829,695,826.61	0.00013810	$114,580.99
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts						$829,695,826.61		$114,580.99
	Total Fees Previously Paid								$ 0.00
	Total Fee Offsets								$ 0.00
	Net Fee Due								$114,580.99

[1]	Rule 457(f) Fee Calculation Details

(1)
This registration statement relates to the registration of the maximum number of shares of common stock, par value $0.00001 per share, of Coursera, Inc. (“Coursera,” and such common stock, “Coursera Common Stock”) estimated to be issuable upon the completion of the transactions described in the accompanying joint proxy statement/prospectus (the “Transaction”), which is calculated as (a) 177,268,388 shares of common stock, par value $0.00001 per share, of Udemy, Inc. (“Udemy,” and such common stock, “Udemy Common Stock”) outstanding or estimated to be issuable as of February 17, 2026 prior to or in connection with the closing of the Transaction (including in respect of Udemy’s employee equity awards or equity plans), multiplied by (b) the exchange ratio of 0.800 shares of Coursera Common Stock issuable in exchange for each share of Udemy Common Stock pursuant to the Transaction (such product being equal to 141,814,711). (2) The “Maximum Aggregate Offering Price” is estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and calculated in accordance with Rules 457(c) and 457(f)(1) promulgated thereunder, as (a) the average of the high and the low sale prices of Udemy Common Stock as reported on the Nasdaq Stock Market on February 23, 2026 ($4.68045 per share), multiplied by (b) 177,268,388, which is the estimated maximum number of shares of Udemy Common Stock that may be converted or exchanged (including in respect of Udemy’s employee equity awards or equity plans) in the Transaction for the securities being registered (such product being equal to $829,695,826.61). (3) In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended and Rule 0-11 thereunder, the filing fee was determined by multiplying the Maximum Aggregate Offering Price by 0.0001381 (such product being equal to $114,580.99).

Amount of Securities to be Received or Cancelled	Value per Share of Securities to be Received or Cancelled	Total Value of Securities to be Received or Cancelled	Cash Consideration Received by the registrant	Cash Consideration (Paid) by the registrant	Maximum Aggregate Offering Price
177,268,388	$4.68045	$829,695,826.61			$829,695,826.61